Exhibit 99.2

NEWS RELEASE

LivaNova Announces New Senior Secured Credit Facility

London, June 11, 2020 – LivaNova PLC (NASDAQ:LIVN) (“The Company” or “LivaNova”) today announced its entry into a five-year $450 million senior secured credit facility (the “Credit Facility”) through its wholly owned U.S. subsidiary, LivaNova USA, Inc. with funds managed by affiliates of Ares Management Corporation, as administrative agent and collateral agent. The Company expects to use the net proceeds from the Credit Facility, together with a portion of the expected net proceeds of a concurrent financing transaction that LivaNova separately announced today, after fees, discounts, commissions and other expenses, to repay all amounts outstanding under certain of LivaNova’s existing credit facilities substantially concurrently with the closing of the Credit Facility, and any related expenses. The remainder of the proceeds from the concurrent financing transaction are expected to be used to pay the cost of capped call transactions being entered into in connection with that transaction, and for general corporate purposes.

“We are excited to support LivaNova as this financing strengthens the company’s liquidity profile and capital structure and enables it to execute on its long-term growth plans,” said Douglas Dieter, Dr.P.H., Managing Director at Ares Management.

The obligations under the Credit Facility will be guaranteed on a senior secured basis by LivaNova and each of LivaNova’s existing and future wholly owned material subsidiaries, and will be secured by a perfected first priority security interest in substantially all tangible and intangible assets of LivaNova, and certain U.S. and UK subsidiaries of LivaNova, subject in each case to certain exceptions contained in the Credit Facility.

“We are pleased to bring in Ares, a world-class organization and a leading healthcare lender in the United States, as part of our capital structure,” said Damien McDonald, Chief Executive Officer of LivaNova. “This transaction allows LivaNova to remain fully focused on the execution of its strategic plan.”

Borrowings under the Credit Facility will bear interest at a variable annual rate equal to either, at the Company’s option, (i) the LIBOR rate (subject to a 1.0 percent floor), plus an applicable margin of 6.5 percent per annum, or (ii) a base rate determined as the highest of (a) the U.S. Prime Rate, as published by the Wall Street Journal from time to time, (b) 1⁄2 of 1.0 percent per annum above the Federal Funds Effective Rate, (c) the LIBOR rate for an interest period of three months plus 1.0 percent and (d) a floor of 2.0 percent. The Credit Facility will mature on June 30, 2025, if not prepaid earlier. Additional terms and conditions are described in the Company’s 8-K filing that is being filed substantially concurrently with this release.

Goldman Sachs & Co. LLC served as exclusive advisor to LivaNova in connection with the Credit Facility.

Safe Harbor Statement

This news release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding the Credit Facility, the potential concurrent financing transaction, and the use of any proceeds therefrom. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

LivaNova PLC Investor Relations and Media Contacts

Melissa Farina, +1 (281) 228-7262

VP, Investor Relations

InvestorRelations@livanova.com

Deanna Wilke, +1 (281) 727-2764

VP, Corporate Communications

Corporate.Communications@livanova.com

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